Exhibit 99.1

              EDGAR(R) ONLINE SECOND QUARTER REVENUES INCREASE 16%

                    SUBSCRIPTIONS AND DATA SALES INCREASE 22%

    SOUTH NORWALK, Conn., Aug. 1 /PRNewswire-FirstCall/ -- EDGAR(R) Online(R), Inc. (Nasdaq: EDGR), today announced that revenue increased 16% to $4.2 million for the quarter ended June 30, 2006, compared to $3.6 million for the same quarter last year, and its core business -- subscription and data sales -- increased 22% for the same period. Second quarter revenues and net loss per share of ($0.05) were in line with the Company's guidance. EDGAR Online is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.

    EDGAR Online reported a 16% increase in deferred revenue to $4.2 million in the second quarter of 2006, compared to $3.6 million in the second quarter of 2005. Part of the growth in deferred revenue is related to sales of the I-Metrix suite of products, eXtensible Business Reporting Language (XBRL) solutions, and the Company's partnership with RR Donnelley. Deferred revenue represents amounts already billed to customers that will be recognized as revenue in future periods as the Company's subscription and data products are utilized.

    Total revenue increased to $8.1 million for the six months ended June 30, 2006, compared to $7.1 million in the same period last year despite a decrease in the Company's technical services business which ceased in the third quarter of 2005. Subscription revenue increased 21% to $4.7 million for the six months ended June 30, 2006, compared to $3.9 million in 2005, and data sales improved 25% to $3.2 million for the six months ended June 30, 2006, compared to $2.6 million in 2005. Together, the increases in these segments resulted in a 22% increase in the Company's core business.

    Susan Strausberg, EDGAR Online's president and CEO, said, "We are very pleased with our performance this quarter. Data and subscription sales showed double digit growth over last year and total revenues were at the high end of our expectations for the quarter. In our third quarter 2005 press release, I stated that we expected financial success from our I-Metrix efforts would start to be evident in 2006, and accelerate in 2007 and onward. To date in 2006, we have recognized over $700,000 of I-Metrix revenues and are confident that the momentum of our products, solutions and partnership with RR Donnelley and other channel partners will continue to increase these revenues. In addition, while we continue to invest heavily in product development, our EBITDA has remained consistent with the prior year and improved sequentially. I believe this demonstrates the overall effectiveness of our operations and bodes well for future success."

    Gross margins were consistent at 85% for both the second quarter of 2006 and 2005, and for both the six months ended June 30, 2006 and 2005. The Company expects gross margins to continue to exceed 80% in future periods.

    On January 1, 2006, EDGAR Online adopted SFAS 123(R), "Share Based Payment," which requires the Company to begin recording stock compensation expense based on the fair value of options granted to employees. The expense is recognized ratably over the vesting period of the related options and is included in the same line item as cash compensation expenses of the same employees. As a result, the Company recorded $262,000 of stock compensation expense in the first quarter of 2006 and $265,000 during the second quarter of 2006, which are reflected in operating loss.

    Net loss for the second quarter was ($1.3 million) or ($0.05) per share, compared to a net loss of ($1.3 million) or ($0.05) per share in the same quarter last year. Net loss for the six months ended June 30, 2006 was ($2.9 million) or ($0.12) per share, compared to a net loss of ($2.2 million) or ($0.10) per share in the same period last year. The increase in net loss for the six months ended June 30, 2006 from the prior year reflects the Company's continued increases in product development and sales and marketing expenses associated with the I-Metrix suite of products, and the adoption of SFAS 123(R).

    At June 30, 2006, cash and equivalents totaled $5.1 million compared to $4.6 million at March 31, 2006 and $5.3 million at December 31, 2005. The Company has no debt other than normal operating payables and accrued expenses.

                              KEY FINANCIAL METRICS
                    (in thousands, except per share amounts)

                                                Quarter Ended           Six Months Ended
                                           -----------------------   -----------------------
                                             2Q'05        2Q'06         2Q'05        2Q'06
                                           ----------   ----------   ----------   ----------
Seat-based Subscriptions                   $    2,037   $    2,486   $    3,936   $    4,746
Data Sales                                      1,352        1,660        2,593        3,249
Technical Services                                 99            -          329            -
Advertising and E-commerce                        122           53          255          122
Total Revenues                             $    3,610   $    4,199   $    7,113   $    8,117

Net Loss                                   $   (1,275)  $   (1,313)  $   (2,219)  $   (2,897)
Interest Income, net                              -31          (37)         (47)         -76
Operating Loss                                 -1,306       (1,350)      (2,266)      (2,973)
Stock Compensation                                  -          265            -          527
Amortization and Depreciation                     469          444          945          903
EBITDA                                     $     (837)  $     (641)  $   (1,321)  $   (1,543)

Net Loss per share                         $    (0.05)  $    (0.05)  $    (0.10)  $    (0.12)
EBITDA per share                           $    (0.03)  $    (0.03)  $    (0.06)  $    (0.06)

    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. EBITDA also excludes the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate EBITDA in the same manner, the Company's definition of EBITDA might not be consistent with that of other companies.

    EDGAR Online will hold its quarterly conference call to review results for the second quarter ended June 30, 2006 today, Tuesday, August 1, 2006, at 5 p.m. EST. Susan Strausberg, president and CEO, and Greg D. Adams, COO and CFO, will host the call. To participate, please call: (866) 585-6398 (toll-free for domestic callers) or (416) 849-9626 (international callers). The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor/. Investors also have the option of calling
(800) 766-3146 (domestic) or (402) 220-7733 (international), passcode 3090865, for the teleconference replay, which will be available for approximately one week beginning at 7 p.m. on August 1, 2006.

    About EDGAR(R) Online, Inc.
    EDGAR Online, Inc. (Nasdaq: EDGR), http://www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions (ix) the level of demand and market acceptance of our services and (x) changes in our business strategies.

EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

                             FINANCIAL TABLES FOLLOW

                               EDGAR Online, Inc.
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                        Three Months                Six Months
                                           Ended                     Ended
                                          June 30,                  June 30,
                                   ----------------------    -----------------------
                                      2005         2006         2005         2006
                                   ----------   ---------    ----------   ----------
                                         (unaudited)               (unaudited)
Revenues:
 Seat-based subscriptions          $    2,037   $    2,486   $    3,936   $    4,746
 Data sales                             1,352        1,660        2,593        3,249
 Technical services                        99            -          329            -
 Advertising and e-commerce               122           53          255          122
Total revenues                          3,610        4,199        7,113        8,117

Total cost of sales
 (includes stock-based
 employee compensation
 expense of $10 for the three
 months ended June 30, 2006
 and $22 for the six months
 ended June 30, 2006)                     556          609        1,050        1,225

Gross profit                            3,054        3,590        6,063        6,892

Sales and marketing
 (includes stock-based
 employee compensation
 expense of $72 for the three
 months ended June 30, 2006
 and $142 for the six months
 ended June 30, 2006)                   1,322        1,296        2,285        2,530
Product development
 (includes stock-based
 employee compensation
 expense of $16 for the three
 months ended June 30, 2006
 and $33 for the six months
 ended June 30, 2006)                     538          955        1,086        1,920
General and administrative
 (includes stock-based
 employee compensation
 expense of $167 for the
 three months ended June 30,
 2006 and $330 for the six
 months ended June 30, 2006)            2,031        2,245        4,013        4,512
Amortization and
 depreciation                             469          444          945          903
Total operating expenses                4,360        4,940        8,329        9,865

 Operating loss                        (1,306)      (1,350)      (2,266)      (2,973)


Interest income, net                       31           37           47           76

 Net loss                          $   (1,275)  $   (1,313)  $   (2,219)  $   (2,897)

Weighted average shares
 outstanding - basic and
 diluted                               24,322       25,089       22,945       25,076

Net loss per share - basic
 and diluted                       $    (0.05)  $    (0.05)  $    (0.10)  $    (0.12)


                               EDGAR Online, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                           December 31,     June 30,
                                               2005           2006
                                           ------------   ------------
                                                           (unaudited)

Assets

Cash and cash equivalents                  $      5,334   $      5,085
Accounts receivable, net                          2,296          2,607
Other assets                                        271            420
 Total current assets                             7,901          8,112

Property and equipment, net                       1,238          1,082
Goodwill                                          2,189          2,189
Intangible assets, net                            6,690          6,067
Other assets                                      1,237          1,148
 Total assets                              $     19,255   $     18,598

Liabilities and Stockholders' Equity

Accounts payable and accrued
expenses                                   $      2,439   $      2,113
Deferred revenues                                 3,450          4,217
 Total current liabilities                        5,889          6,330

Stockholders' equity:
Common stock                                        262            268
Treasury stock                                   (1,881)        (2,061)
Additional paid-in capital                       66,873         68,846
Accumulated deficit                             (51,888)       (54,785)
 Total stockholders' equity                      13,366         12,268

 Total liabilities and
  stockholders' equity                     $     19,255   $     18,598

SOURCE  EDGAR Online, Inc.
    -0-                             08/01/2006
    /CONTACT: Greg Adams, COO and CFO of EDGAR(R) Online(R), Inc., +1-203-852-5666, gadams@edgar-online.com/
    /First Call Analyst: /
    /FCMN Contact: akuzycz@edgar-online.com /
    /Web site:  http://www.edgar-online.com /
    (EDGR)